Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------
Contact:  Harvey Kamil                 Carl Hymans
          NBTY, Inc.                   G.S. Schwartz & Co.
          President and CFO            212-725-4500
          631-244-2020                 carlh@schwartz.com

                     NBTY REPORTS SECOND QUARTER RESULTS

BOHEMIA, N.Y. - April 23, 2003 - NBTY, Inc. (Nasdaq: NBTY) (www.NBTY.com), a leading manufacturer and marketer of nutritional supplements, today announced results for the fiscal second quarter and six months ended March 31, 2003.

For the fiscal second quarter ended March 31, 2003, net sales increased 10% to $278 million compared to net sales of $252 million for the fiscal second quarter last year. Excluding one-time events, earnings per diluted share for the fiscal second quarter of 2003 and 2002 were $0.34 and $0.33, respectively. Net income for the fiscal second quarter was $20 million, or $0.29 per diluted share, compared to net income of $26 million or $0.38 per diluted share for the fiscal second quarter last year. Results for the fiscal second quarter of 2003 were affected by a previously announced one-time charge of $6 million reflecting NBTY's March 15, 2003 voluntary discontinuance of sales of products containing ephedra. Without this one-time discontinued product charge, net income and earnings per diluted share for the fiscal second quarter of 2003 would have been $24 million and $0.34, respectively. Included in the pre-tax results for the fiscal second quarter of 2002 was a $5.5 million payment received by NBTY in partial settlement of on-going price fixing litigation in which the Company was a plaintiff. Without this payment, net income and earnings per diluted share for the fiscal second quarter of 2002 would have been $22 million and $0.33, respectively.

For the six months ended March 31, 2003, net sales increased 11% to $519 million compared to $467 million for the same period last fiscal year. Excluding one-time events, earnings per diluted share for the first six months of 2003 and 2002 were $0.59 and $0.49, respectively. Net income for the six-month period was $36 million, or $0.53 per diluted share, compared with net income of $37 million, or $0.54 per diluted share for the comparable period last year. Without the aforementioned one-time $6 million charge, net income and earnings per diluted share for the first six months of fiscal 2003 would have been $40 million and $0.59, respectively. Pre-tax results for the first six months of fiscal 2002 included the previously mentioned $5.5 million payment received by NBTY in a partial settlement of on-going price fixing litigation in which the Company was a plaintiff. Without this payment, net income and earnings per diluted share for the first six months of fiscal 2002 would have been $33 million and $0.49, respectively.

NBTY's belief that its ephedra products were safe when used as directed has been supported by scientific evidence, and the Company has not been a defendant in any lawsuit for any of its ephedra products. However, in light of adverse publicity surrounding ephedra and the current environment in the U.S., NBTY believes it was in the best interest of the Company to cease selling ephedra products which represent an insignificant portion of the Company's overall business.

NBTY continues to enhance its financial strength. At March 31, 2003, total assets were $792 million and working capital was $194 million compared to total assets of $692 million and working capital of $149 million at March 31, 2002. During the fiscal second quarter ended March 31, 2003 total bank debt was reduced by $6 million to $20 million.

OPERATIONS FOR THE FISCAL SECOND QUARTER ENDED MARCH 31, 2003

Sales for the Nature's Bounty wholesale division increased 18% to $85 million from $72 million for the comparable period of fiscal 2002. NBTY remains focused on increasing market share in the wholesale arena and expanding its presence in the nutritional supplement marketplace. NBTY recently added the Marc's store chain to its growing wholesale customer base. Headquartered in Cleveland, Ohio, Marc's owns and operates 54 stores located throughout Northern Ohio. Marc's stores will carry over 180 SKUs of Nature's Bounty brand products.

The Nature's Bounty brand continues to be recognized for its ability to generate greater sales than competing brands. By utilizing consumer sales information received from its Vitamin World and direct-response/e-commerce operations, the Company has been able to provide its mass-market customers with tools to drive sales. The Company continues to respond to consumer preferences and to monitor the market for trends and ideas, and these efforts have translated into increased sales.

The Company will be introducing a new line of low carbohydrate nutritional products. CarbWise(TM) will be sold through food, drug and mass-market channels. Shipments are anticipated in July 2003.

Vitamin World second quarter sales were $54 million compared to $51 million a year ago, an increase of 5%. Same store sales increased 4% for the quarter. Vitamin World operations were profitable with pre-tax income of $1 million compared to a loss of $2.3 million for the comparable quarter last year. Vitamin World currently has 541 stores in operation nationwide.

Holland & Barrett sales increased 20% to $87 million from $73 million for the comparable prior period. Holland & Barrett continues to be a leader in the United Kingdom with same store sales increasing 14% for the fiscal second quarter. Holland & Barrett's retail business has been strategically enhanced with the recent acquisitions of Health & Diet

Group Ltd., with a total of 56 GNC stores, and the FSC wholesale business purchased from Royal Numico. In addition, the planned acquisition of the De Tuinen chain of health food stores, which operates 63 stores in the Netherlands, is expected to be completed by the end of May 2003. Holland & Barrett currently operates 525 stores in the UK, Ireland and Germany.

Revenues from Puritan's Pride direct response/e-commerce operations for the fiscal second quarter decreased 7% to $52 million from $56 million for the comparable prior period. The timing of promotional catalog mailings was not comparable to the second quarter a year ago. The three-for-one sales catalog which ran from January through March last year will be running from March through May this year and is expected to generate a comparable increase in sales for the third quarter. Puritan Pride's advertising expenses for the fiscal second quarter of 2003 increased by $3 million. These investments in additional advertising, sales promotions and efforts to generate faster product delivery to customers are part of NBTY's strategic efforts to increase long-term growth. The operations have already witnessed the success of these initiatives as advertising for new customers in the fiscal second quarter generated over 500,000 responses.

NBTY Chairman and CEO, Scott Rudolph, said: "We are very pleased with the addition of Marc's stores to our wholesale operation's growing customer base. The addition of Marc's stores, combined with our purchase of the FSC wholesale business from Royal Numico, bolsters the expansion of our wholesale operation. We have also significantly enhanced our United Kingdom retail business with the recent acquisition of GNC UK."

"Acquisitions and the expansion of our wholesale customer base are part of our strategic plan to enhance wholesale operations and further our position as the dominant force in the worldwide nutritional supplement market. We are confident in our ability to further capitalize on market opportunities, complement our operations through strategic acquisitions and enhance our financial strength," concluded Mr. Rudolph.

ABOUT NBTY
NBTY is a leading vertically integrated U.S. manufacturer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. The Company markets more than 1,100 products under several brands, including Nature's Bounty(R), Vitamin World(R), Puritan's Pride(R), Holland & Barrett(R), Nutrition Headquarters(R), American Health(R), Nutrition Warehouse(R) and Dynamic Essentials(R).

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. All of these forward-looking statements, which can be identified by the use of terminology such as "subject to," "believe," "expects," "may," "will," "should," "can," or "anticipates," or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy which, although believed to be reasonable, are inherently uncertain. Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding the consumption of nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs;
(vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of the Company (as defined below) to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which the Company may compete from time to time; (xi) the inability of the Company to gain and/or hold market share of its wholesale and retail customers; (xii) loss or reduction in ephedra sales; (xiii) unavailability of electricity in certain geographical areas; (xiv) exposure to and expense of defending and resolving, product liability claims and other litigation;
(xv) the ability of the Company to successfully implement its business strategy; (xvi) the inability of the Company to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of the Company's products; (xviii) the inability of the Company to renew leases on its retail locations; (xix) inability of the Company's retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of the Company's products; (xxi) sales and earnings volatility and/or trends; (xxii) the effect on Company sales of the rapidly changing nature of the Internet and on-line commerce; (xxiii) fluctuations in foreign currencies, and more particularly the British Pound; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of the Company to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of new federal, state, local or foreign legislation or regulation or adverse determinations by regulators, and more particularly the Food Supplements Directive and the Traditional Herbal Medicinal Products Directive in Europe; (xxvii) the mix of the Company's products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in the Company's filings with the U.S. Securities and Exchange Commission (the "SEC"); and (xxx) other factors beyond the Company's control.

Readers are cautioned not to place undue reliance on forward-looking statements. The Company cannot guarantee future results, trends, events, levels of activity, performance or achievements. The Company does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

                         NBTY, INC. and SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                 (UNAUDITED)

(Dollars and shares in thousands, except per share amounts)


                                                For the three months
                                                   ended March 31,
                                                  2003         2002
                                                  ----         ----

Net sales                                       $277,824     $251,544

Cost and expenses:
  Cost of sales                                  124,679      112,989
  Discontinued product charge                      6,000
  Catalog printing, postage and promotion         16,782       12,731
  Selling, general and administrative             99,170       86,636
  Recovery of raw material costs                               (5,467)
                                                --------     --------
                                                 246,631      206,889
                                                --------     --------

Income from operations                            31,193       44,655

Other income (expense):
  Interest                                        (3,774)      (4,226)
  Miscellaneous, net                               2,274        1,152
                                                --------     --------
                                                  (1,500)      (3,074)
                                                --------     --------

Income before income taxes                        29,693       41,581

Provision for income taxes                        10,082       16,010
                                                --------     --------

Net income                                      $ 19,611     $ 25,571
                                                ========     ========



Net income per share:
  Basic                                         $   0.30     $   0.39
                                                ========     ========
  Diluted                                       $   0.29     $   0.38
                                                ========     ========

Weighted average common shares outstanding:
  Basic                                           66,261       65,883
                                                ========     ========
  Diluted                                         68,323       67,755
                                                ========     ========

                         NBTY, INC. and SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                 (UNAUDITED)

(Dollars and shares in thousands, except per share amounts)


                                                 For the six months
                                                   ended March 31,
                                                  2003         2002
                                                  ----         ----

Net sales                                       $519,228     $466,634

Cost and expenses:
  Cost of sales                                  231,359      213,899
  Discontinued product charge                      6,000
  Catalog printing, postage and promotion         30,637       21,741
  Selling, general and administrative            192,546      168,549
  Recovery of raw material costs                               (5,467)
                                                --------     --------
                                                 460,542      398,722
                                                --------     --------

Income from operations                            58,686       67,912
                                                --------     --------

Other income (expense):
  Interest                                        (7,820)     (10,234)
  Miscellaneous, net                               3,513        2,055
                                                --------     --------
                                                  (4,307)      (8,179)
                                                --------     --------

Income before income taxes                        54,379       59,733

Provision for income taxes                        18,145       22,998
                                                --------     --------

Net income                                      $ 36,234     $ 36,735
                                                ========     ========


Net income per share:
  Basic                                         $   0.55     $   0.56
                                                ========     ========
  Diluted                                       $   0.53     $   0.54
                                                ========     ========

Weighted average common shares outstanding:
  Basic                                           66,216       65,814
                                                ========     ========
  Diluted                                         68,205       67,536
                                                ========     ========


                                                                      SALES
                                                                   (Thousands)
                                                                   (Unaudited)

                                          THREE MONTHS ENDED                          SIX MONTHS ENDED
                                              MARCH 31,                                  MARCH 31,

                                                           % Increase                                 % Increase
                                  2003         2002       (% Decrease)       2003         2002       (% Decrease)
                                  ----         ----       ------------       ----         ----       ------------

Wholesale                       $ 84,850     $ 71,889         18%          $158,967     $137,525         16%

US Retail / Vitamin World         53,556       50,850          5%           103,819       95,061          9%

UK Retail /
  Holland & Barrett / GNC         87,089       72,714         20%           169,702      145,318         17%

Direct Response /
  Puritan's Pride                 52,329       56,091         -7%            86,740       88,730         -2%
                                --------------------------------           --------------------------------

Total                           $277,824     $251,544         10%          $519,228     $466,634         11%
                                ================================           ================================


                                                                  GROSS PROFIT
                                                                   PERCENTAGES
                                                                   (Unaudited)

                                          THREE MONTHS ENDED                          SIX MONTHS ENDED
                                              MARCH 31,                                  MARCH 31,

                                                           % Increase                                 % Increase
                                  2003         2002       (% Decrease)       2003         2002       (% Decrease)
                                  ----         ----       ------------       ----         ----       ------------

Wholesale                         41%          40%             1%            42%          37%             5%

US Retail / Vitamin World         59%          57%             2%            59%          58%             1%

UK Retail /
  Holland & Barrett / GNC         63%          64%            -1%            63%          63%             0%

Direct Response /
  Puritan's Pride                 61%          61%             0%            62%          63%            -1%
                                  ------------------------------             ------------------------------

Total (without discontinued
 product charge)                  55%          55%             0%            55%          54%             1%

Discontinued product charge       -2%                                        -1%
                                  ------------------------------             ------------------------------

Total                             53%          55%            -2%            54%          54%             0%
                                  ==============================             ==============================


                                             INCOME FROM OPERATIONS BY SEGMENT
                                                        (Thousands)
                                                        (Unaudited)

                                        THREE MONTHS ENDED         SIX MONTHS ENDED
                                            MARCH 31,                 MARCH 31,

                                        2003         2002         2003         2002
                                        ----         ----         ----         ----

Wholesale                             $ 17,950     $ 14,063     $ 32,154     $ 23,652

US Retail / Vitamin World                1,093       (2,290)        (562)      (4,940)

UK Retail /
  Holland & Barrett / GNC               23,069       20,444       45,360       40,508

Direct Response / Puritan's Pride       13,958       22,404       24,973       34,229
                                      ---------------------     ---------------------

Segment Results                         56,070       54,621      101,925       93,449

Corporate Expenses                     (18,877)     (15,433)     (37,239)     (31,004)

Discontinued Product Charge             (6,000)                   (6,000)

Recovery of Raw Material Costs                        5,467                     5,467
                                      ---------------------     ---------------------

Income from Operations                $ 31,193     $ 44,655     $ 58,686     $ 67,912
                                      =====================     =====================

                         NBTY, INC. and SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (UNAUDITED)

                                   ASSETS

(Dollars and shares in thousands)


                                                     March 31,     September 30,
                                                       2003            2002
                                                     ---------     -------------

Current assets:
  Cash and cash equivalents                          $ 33,774        $ 26,229
  Investments in bonds                                  8,012           8,194
  Accounts receivable, less
   allowance for doubtful accounts
   of $4,292 at March 31, 2003
   and $4,194 at September 30, 2002                    46,649          41,362

  Inventories                                         220,894         204,402

  Deferred income taxes                                11,206          11,206

  Prepaid expenses and other
   current assets                                      35,285          24,691
                                                     --------        --------

      Total current assets                            355,820         316,084

Property, plant and equipment                         411,215         392,033
 less accumulated depreciation
 and amortization                                     191,805         175,788
                                                     --------        --------
                                                      219,410         216,245

Goodwill                                              163,911         144,999

Intangible assets, net                                 46,000          48,413

Other assets                                            6,634           8,936
                                                     --------        --------

      Total assets                                   $791,775        $734,677
                                                     ========        ========

                         NBTY, INC. and SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (UNAUDITED)

                    LIABILITIES AND STOCKHOLDERS' EQUITY

(Dollars and shares in thousands)


                                                     March 31,     September 30,
                                                       2003            2002
                                                     ---------     -------------

Current liabilities:
  Current portion of long-term debt
   and capital lease obligations                     $ 20,665        $ 23,044
  Accounts payable                                     72,856          48,616
  Accrued expenses and other current liabilities       68,498          58,714
                                                     --------        --------
      Total current liabilities                       162,019         130,374

Long-term debt                                        154,700         163,874
Deferred income taxes                                  16,612          16,928
Other liabilities                                       3,006           4,244
                                                     --------        --------
      Total liabilities                               336,337         315,420
                                                     --------        --------


Commitments and contingencies


Stockholders' equity:
Common stock, $0.008 par; authorized 175,000
 shares; issued and outstanding 66,263 shares
 at March 31, 2003 and 66,133 shares at
 September 30, 2002                                       530             529

  Capital in excess of par                            128,282         126,283
  Retained earnings                                   324,102         287,868
                                                     --------        --------
                                                      452,914         414,680

  Accumulated other comprehensive income                2,524           4,577
                                                     --------        --------
      Total stockholders' equity                      455,438         419,257
                                                     --------        --------

      Total liabilities and stockholders' equity     $791,775        $734,677
                                                     ========        ========

                         NBTY, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)


                   (Dollars in thousands)                         For the six months
                                                                    ended March 31,
                                                                   2003         2002
                                                                   ----         ----

Cash flows from operating activities:
  Net income                                                     $ 36,234     $ 36,735
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Gain on disposal/sale of property, plant
     and equipment                                                   (962)         (69)
    Depreciation and amortization                                  21,752       21,554
    Foreign currency exchange rate gain                              (906)         (62)
    Amortization of deferred financing costs                          394          388
    Amortization of bond discount                                      62           62
    Allowance for doubtful accounts                                   (98)       1,002
    Compensation expense for ESOP                                     855
    Tax benefit from exercise of stock options                        113          791
    Changes in assets and liabilities, net of acquisitions:
      Accounts receivable                                          (4,240)      (7,435)
      Inventories                                                  (6,877)      22,856
      Prepaid expenses and other current assets                    (7,251)        (342)
      Other assets                                                     59        1,120
      Accounts payable                                              7,426      (13,411)
      Accrued expenses and other current liabilities                1,359        3,921
      Other liabilities                                            (1,239)          15
                                                                 ---------------------
        Net cash provided by operating activities                  46,681       67,125
                                                                 ---------------------
Cash flows from investing activities:
  Cash paid for acquisitions, net of cash acquired                (14,786)      (7,256)
  Release of cash held in escrow                                    2,403        4,600
  Purchase of property, plant and equipment                       (17,686)     (10,516)
  Proceeds from sale of property, plant and equipment               1,293          991
                                                                 ---------------------
        Net cash used in investing activities                     (28,776)     (12,181)
                                                                 ---------------------
Cash flows from financing activities:
  Principal payments under long-term debt agreements
   and capital leases                                             (11,616)     (38,027)
  Proceeds from stock options exercised                               176          557
                                                                 ---------------------

        Net cash used in financing activities                     (11,440)     (37,470)
                                                                 ---------------------

Effect of exchange rate changes on cash and cash equivalents        1,080       (1,246)
                                                                 ---------------------

Net increase in cash and cash equivalents                           7,545       16,228
Cash and cash equivalents at beginning of period                   26,229       34,434
                                                                 ---------------------
Cash and cash equivalents at end of period                       $ 33,774     $ 50,662
                                                                 =====================

Supplemental disclosure of cash flow information:
  Cash paid during the period for interest                       $  8,218     $  9,946
  Cash paid during the period for income taxes                   $ 15,480     $ 17,065